Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

McEwen Mining Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of McEwen Mining Inc. of our audit report dated February 20, 2019, with respect to the consolidated balance sheets of McEwen Mining Inc. as of December 31, 2018 and December 31, 2017, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting of McEwen Mining Inc. included in the Annual Report (Form 10-K) of McEwen Mining Inc. for the year ended December 31, 2018. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

November 8, 2019